EXHIBIT 10.26

Portions of this Exhibit 10.26 have been omitted based upon a request for confidential treatment. This Exhibit 10.26, including the non-public information, has been filed separately with the Securities and Exchange Commission “*” designates portions of this document that have been redacted pursuant to the request for confidential treatment filed with the Securities and Exchange Commission.

GENERAL TERMS AGREEMENT

between

THE BOEING COMPANY

and

TITANIUM METALS CORPORATION

GTA – * dated 01-01-2011

TITLE PAGE

AMENDMENT PAGE
RECITAL PAGE

1.0	DEFINITIONS	7

2.0	ORDERING	8
2.1	Issuance of Orders	8
2.2	Acceptance of Orders	9
2.3	Written Authorization to Proceed	9

3.0	TITLE AND RISK OF LOSS	9

4.0	DELIVERY	10
4.1	Schedule	10
4.2	Reserved	10
4.3	Notice of Labor Negotiations	10

5.0	ON-SITE REVIEW AND RESIDENT REPRESENTATIVES	10
5.1	Review	10
5.2	Resident Representatives	11

6.0	CREDIT OFFICE VISIBILITY	12
6.1	Seller Information	12
6.2	Subcontractor/Supplier Information	12

7.0	PACKING AND SHIPPING	12
7.1	General	12
7.1.1	Shipping Documentation	13
7.1.2	Insurance	13
7.1.3	Shipping Container Labels	13
7.1.4	Carrier Selection	13
7.1.5	Invoices	13
7.1.6	Noncompliance	13
7.1.7	Reserved	14
7.2	Barcode Marking and Shipping	14

8.0	QUALITY ASSURANCE, INSPECTION, REJECTION, & ACCEPTANCE	14
8.1	Controlling Document	14
8.2	Seller's Inspection	14
8.2.1	Seller's Disclosure	14
8.2.2	Seller’s Acceptance	15
8.3	Boeing's Inspection and Rejection	15

GTA – *

8.4	Rights of Boeing’s Customers and Regulators to Perform Inspections, Surveillance, and Testing	16
8.5	Retention of Records	16
8.6	Inspection	17
8.7	Reserved	17
8.8	Regulatory Approvals	17

9.0	EXAMINATION OF RECORDS	18

10.0	CHANGES	18
10.1	Changes Clause	18

11.0	GENERAL & INTERNATIONAL REQUIREMENTS	19
11.1	Language	19
11.2	Currency	19
11.3	Import/Export	19

12.0	TERMINATION FOR CONVENIENCE	20
12.1	Basis for Termination; Notice	20
12.2	Termination Instructions	20
12.3	Seller's Claim	22
12.4	Failure to Submit a Claim	22
12.5	Partial Termination	23
12.6	Product Price	23
12.7	Exclusions or Deductions	23
12.8	Partial Payment/Payment	23
12.9	Seller's Accounting Practices	25
12.10	Records	25

13.0	CANCELLATION FOR DEFAULT	25
13.1	Events of Default	25
13.2	Remedies	28

14.0	EXCUSABLE DELAY	28

15.0	SUSPENSION OF WORK	29

16.0	TERMINATION OR WRONGFUL CANCELLATION	29

17.0	ASSURANCE OF PERFORMANCE	30

18.0	RESPONSIBILITY FOR PROPERTY	30

19.0	LIMITATION OF SELLER'S RIGHT TO ENCUMBER ASSETS	31

20.0	PROPRIETARY INFORMATION AND ITEMS	31

GTA – *

21.0	COMPLIANCE	34
21.1	Compliance with Laws	34
21.2	Government Requirements	35
21.3	Ethics and Code of Conduct	35
21.4	Code of Basic Working Conditions and Human Rights	36

22.0	INTEGRITY IN PROCUREMENT	36

23.0	UTILIZATION OF SMALL BUSINESS CONCERNS	36

24.0	BOEING'S RIGHTS IN SELLER'S PATENTS, COPYRIGHTS, TRADE SECRETS, AND TOOLING	37

25.0	TERMINATION OF AIRPLANE PROGRAM	38
25.1	Program Termination	38
25.2	Termination Liability	38

26.0	PUBLICITY	38

27.0	PROPERTY INSURANCE	39
27.1	Insurance	39
27.2	Certificate of Insurance	39
27.3	Notice of Damage or Loss	39

28.0	RESPONSIBILITY FOR PERFORMANCE	40
28.1	Subcontracting	40
28.2	Reliance	40
28.3	Assignment	41

29.0	NON-WAIVER/PARTIAL INVALIDITY	41

30.0	HEADINGS	41

31.0	LICENSING	41

32.0	RESERVED	42

33.0	DISPUTES	42

34.0	RESERVED	42

35.0	TAXES	42
35.1	Inclusion of Taxes in Price	42
35.2	Litigation	43
35.3	Rebates	43

GTA – *

36.0	INDUSTRIAL PARTICIPATION	43

GTA – *

AMENDMENTS

Amend Number	Description	Date	Approval

GTA – *

GENERAL TERMS AGREEMENT

RELATING TO

PRODUCTS OR SERVICES

THIS GENERAL TERMS AGREEMENT (“GTA”) is entered into as of enter date of GTA, by and between Titanium Metals Corporation, a Delaware corporation, with its principal office in Dallas, Texas, ("Seller"), and The Boeing Company, a Delaware corporation with an office in Seattle, Washington ("Boeing").  Hereinafter, the Seller and Boeing may be referred to jointly as “Parties” hereto.

Now, therefore, in consideration of the mutual covenants set forth herein, the Parties agree as follows:

AGREEMENTS

1.0                      DEFINITIONS

The definitions set forth below shall apply to this GTA, any Order, and any related Special Business Provisions ("SBP") (collectively "the Agreement").  Words importing the singular shall also include the plural and vice versa.

A.	"Customer" means any owner, lessee or operator of an aircraft or commodity, or designee of such owner, lessee or operator.

B.	"FAA" means the United States Federal Aviation Administration or any successor agency thereto.

C.	"FAR" means the Federal Acquisition Regulations in effect on the date of this Agreement.

D.	"Procurement Representative" means the individual designated by Boeing as being primarily responsible for interacting with Seller regarding this Agreement or any Order.

E.	“On-Time Delivery” by Seller shall be defined as Seller having * Product available to ship on * as established in accordance with Section 2.2 below.

F.	"Order" means each purchase contract and purchase order issued by Boeing and either accepted by Seller under the terms of this GTA and SBP or issued within Boeing’s authority under this GTA and SBP.

GTA – *

G.
"Product" means titanium product of the specific grade, form and size enumerated on Attachment 1 to the SBP furnished or to be furnished to Boeing under any Order * assemblies for Boeing and Boeing Entities (as defined in the applicable SBP).

H.	“Services” means the work to be performed by Seller under an Order for Boeing as set forth in the statement of work and Specifications established in the applicable SBP.

I.	“Service Provider” means TMX Aerospace or any other entity designated by Boeing as its agent from time to time for the purpose of interacting with Seller in the administration of Orders.

J.	“Specifications” means chemical, physical and other specifications (which may include processing, procedures and inspecting and testing criteria) for Products.

K.
"Tooling" means all tooling, used in production or inspection of Products or Services, either provided to Seller or supplied by Seller whereby Boeing agrees to pay Seller for the manufacture of the tooling.

2.0                      ORDERING

2.1                      Issuance of Orders

Boeing or its Service Provider may issue Orders to Seller from time to time.  Each Order shall contain a description of the Products or Services ordered, a reference to the applicable specifications, drawings or supplier part number, the quantities and prices, the delivery schedule, the terms and place of delivery and any special conditions.  Prices for Products shall be as set forth on Attachment 1 to the SBP and incorporated herein by this reference.

Boeing and Seller shall agree in writing upon the scheduled delivery date for any Product requested for delivery in less than the lead time expressly established for such Product in the * (as such term is used in the applicable SBP) * issued by Seller to Boeing.

Each Order shall be governed by and be deemed to include the provisions of this GTA and the applicable SBP.  Each Order shall reference the SBP number, or shall be corrected by Boeing or its Service Provider within * of Seller’s acknowledgement of the original Order.  *  Any other Order terms and conditions, which conflict with this Agreement, do not apply unless specifically agreed to in writing by the Parties.

GTA – *

2.2                      Acceptance of Orders

Each Order is Boeing's offer to Seller and acceptance is strictly limited to its terms.  Unless specifically agreed to in writing by the Procurement Representative of Boeing, Boeing objects to, and is not bound by, any terms or condition that differs from or adds to the Order.  Seller shall respond with its written acknowledgement within * of receipt of an Order.  Any Order not acknowledged with * shall be deemed automatically accepted; provided that, the Order contains terms consistent with this Agreement, is for Products represented in the the applicable SBP, conforms to established and accepted Specifications, the delivery date shall *.  Boeing may revoke any Order prior to Boeing’s receipt of Seller’s written acceptance.

 Any rejection by Seller of an Order shall specify the reasons for rejection and any changes or additions that would make the Order acceptable to Seller; provided, however, that Seller may not reject any Order for reasons inconsistent with the provisions of this Agreement or the applicable SBP.

2.3                      Written Authorization to Proceed

Boeing's Procurement Representative may give written or electronic authorization to Seller to commence performance before Boeing issues an Order.  If Boeing’s authorization specifies that an Order will be issued, Boeing and Seller shall proceed as if an Order had been issued; provided that if the Order, once issued, contains terms that differ from those contained in the written authorization to proceed, such Order shall be regarded by Seller as a change to the Order under Section 10.1 of this GTA.  This Agreement, the applicable SBP and the terms stated in the authorization shall be deemed to be a part of Boeing's offer and the Parties shall promptly and in good faith agree on any open Order terms.  If Boeing does not specify in its authorization that an Order shall be issued, Boeing's obligation is strictly limited to the terms of the authorization.

If Seller commences performance before an Order is issued or without receiving Boeing's prior authorization to proceed, such performance shall be at Seller's risk and expense.

3.0                      TITLE AND RISK OF LOSS

Except as otherwise agreed in writing by the Parties, title to and risk of any loss of or damage to the Products shall pass at the *. or Incoterm point as specified in the applicable Order, except for loss or damage thereto resulting from Seller's fault or negligence.  Title and risk of loss shall pass at (i) * for all U.S. domestic shipments (* as defined in the Uniform Commercial Code of the State of Washington) and (ii) * for all international shipments (* as defined in INCOTERMS 2000).

GTA – *

4.0                      DELIVERY

Except as otherwise agreed in writing by the Parties, the terms of delivery shall be (i) *.

4.1                      Schedule

Seller shall strictly adhere to the shipment, delivery or completion schedules specified in the Order.  In the event of any anticipated or actual delay, including but not limited to delays attributed to labor disputes, Seller shall: (i) promptly notify Boeing in writing of the reasons for the delay and the actions being taken to overcome or minimize the delay; and (ii) provide Boeing with a written recovery schedule.  If Boeing requests, Seller shall, at Seller’s expense (unless the delay is caused by Boeing or the Service Provider in which case Boeing shall be liable for any additional expense), ship via air or other expedited routing to avoid the delay or minimize it as much as possible.  Seller shall not deliver Products or Services prior to the scheduled delivery dates unless authorized in writing by Boeing.

Boeing shall, at no additional cost to Boeing, retain goods furnished in excess of the specified quantity or in excess of any allowable overage unless, within * of shipment, Seller requests return of such excess.  In the event of such request, Seller shall reimburse Boeing for reasonable costs associated with storage and return of excess.

If Products or Services are manufactured with reference to Boeing Proprietary Information or Materials (as defined in GTA Section 20.0), Seller agrees that pursuant to the Proprietary Information and Items GTA Section 20.0 of this Agreement, it will not sell or offer such Products or Services for sale to anyone other than Boeing without Boeing’s prior written consent.

4.2                      Reserved.

4.3                      Notice of Labor Negotiations

When requested by Boeing, Seller will provide notice to Boeing of any actual or threatened labor dispute and of the fact of labor contract negotiations that would be expected to disrupt the timely performance of the Order.  Seller shall require a similar notice from Seller’s subcontractors or suppliers, except as may be prohibited by law.

5.0                      ON-SITE REVIEW AND RESIDENT REPRESENTATIVES

5.1                      Review

Seller hereby grants, and shall cause any of its subcontractors or suppliers to grant, to Boeing the right to visit the facility of Seller or any of its subcontractors or suppliers during normal operating hours and with reasonable prior notice to review progress and performance with respect to production, schedule, cost (consistent with the limitations contained in GTA Section 9.0), quality and protection of Boeing's proprietary rights under any Order.  Any Boeing representative shall be allowed access to all areas used for the performance of the Agreement.  Such access shall be subject to the regulations of any governmental agency regarding admissibility and movement of personnel on the premises of Seller or any of its subcontractors or suppliers and the normal workplace rules and regulations with respect to safety, security and confidentiality.

Boeing shall notify Seller prior to any visit.  Such notice shall contain the names, citizenship and positions of the visiting personnel and the duration and purpose of such visit.

GTA – *

5.2                      Resident Representatives

Boeing may, in its sole discretion, and for such period, as it deems necessary, locate resident personnel ("Resident Team") at Seller's facility. The Resident Team shall function under the direction of a resident Boeing manager, if appropriate, or a manager located at Boeing who will supervise Resident Team activities.  The Resident Team shall be subject to the regulations of any governmental agency regarding admissibility and movement of personnel on the premises of Seller or any of its subcontractors or suppliers and the normal workplace rules and regulations with respect to safety, security and confidentiality.

The Resident Team shall be allowed access to or to review, as the case may be, all work areas, program status reports and management reviews used for or relating to Seller's performance of the Agreement, but may not have access to any of Seller’s Product cost or similar information except for the process as set forth in GTA Section 9.0.

Seller shall supply the Resident Team with office space, desks, facsimile machines, telephones, high-speed access to internet services (if available from local providers), stationery supplies, filing cabinets, communication facilities, secretarial  services and any other items reasonably requested by Boeing.  A reasonable portion of the Resident Team's working area shall be dedicated to space for private telephone calls, meetings and similar Boeing activities.  All costs and expenses for such facilities and services, if required, shall be paid by Seller.

Notwithstanding such assistance, access and review, Seller remains solely responsible for performing in accordance with each Order.

GTA – *

6.0                      CREDIT OFFICE VISIBILITY

6.1                      Seller Information

Seller shall send financial data from information made available to the general public via 10-K and 10-Q reporting requirements to the Boeing Corporate Credit Office.  In the event the Seller is no longer required to disclose financial information to the general public via 10-K and 10-Q reporting requirements, Seller shall provide *, or as requested to the Boeing Corporate Credit Office for *.  Said data shall include but not be limited to *.  Copies of such data are to be made available within * of any written request by Boeing’s Corporate Credit Office.  Boeing shall treat all such information as confidential.

6.2                      Subcontractor/Supplier Information

Seller shall maintain a process to evaluate and assess on an on-going basis the financial health of its subcontractor(s) and supplier(s) supporting this Agreement. Boeing Corporate Credit reserves to right to review and evaluate Seller’s process.  Seller will include provisions as part of its subcontracts that allow information to be shared with Boeing Corporate Credit and allow Boeing Corporate Credit to evaluate and assess the financial health of such subcontractors and suppliers directly.  In addition, Seller shall ensure that Boeing may disclose to Seller any financial information received by Boeing Corporate Credit as part of this GTA Section 6.2. No action by Boeing Corporate Credit shall relieve Seller from its responsibilities under this Section 6.0 or any other obligation under this Agreement.

7.0                      PACKING AND SHIPPING

7.1                      General

Seller shall pack the Products in accordance with Boeing Document D37522-6 “Supplier Packaging” as amended from time to time. Said document is incorporated herein and made a part hereof by this reference.  Seller shall comply with carrier tariffs.  Unless the Order specifies otherwise, *.  Unless otherwise specified in the Order, *.  For Products shipped domestically, Seller shall *.  In such event, Seller shall *.  Boeing may charge Seller for damage to or deterioration of any Products resulting from (i) packing that does not meet Boeing’s Specifications or packing requirements or (ii) packaging that does not meet Boeing’s Specifications or packaging requirements.  Seller shall comply with any special instructions stated in the applicable Order; provided that, if such special instructions deviate from Boeing’s Specifications, such instruction will be governed by the terms of GTA Section 10.0.   *.

GTA – *

7.1.1                      Shipping Documentation

Shipments by Seller or its subcontractors or suppliers must include packing sheets.  Each packing sheet must include at a minimum the following: a) Seller's name, address, phone number; and supplier code number b) Order and item number; c) ship date for the Products; d) total quantity shipped and quantity in each container, if applicable; e) legible packing slip number; f) nomenclature; g) unit of measure; h) “ship to” information if other than Boeing; i) warranty data and certification, as applicable; j) rejection tag, if applicable; k) Seller's certification that Products or Services comply with Order requirements; and, l) identification of optional material used, if applicable.  A shipment containing hazardous and non-hazardous materials must have separate packing sheets for the hazardous and non-hazardous materials.  Items shipped on the same day will be consolidated on one bill of lading or airbill, unless Boeing’s Procurement Representative authorizes otherwise.  The shipping documents will describe the material according to the applicable classification or tariff rating.  The total number of shipping containers will be referenced on all shipping documents.  Originals of all government bills of lading will be surrendered to the origin carrier at the time of shipment.

7.1.2                      Insurance

Seller will not insure any shipment designated origin, place of shipment, or applicable Incoterm where Boeing is responsible for transportation unless authorized by Boeing.

7.1.3                      Shipping Container Labels

Seller will label each shipping container with the Order number and the number that each container represents of the total number being shipped (e.g., Box 1 of 2, Box 2 of 2).

7.1.4                      Carrier Selection

Boeing will select the carrier and mode of transportation for all shipments where freight costs will be charged to Boeing.

7.1.5                      Invoices

Seller will include copies of documentation supporting prepaid freight charges (e.g., carrier invoices or shipping log/manifest), if any, with its invoices.

7.1.6                      Noncompliance

If Seller is unable to comply with the shipping instructions in an Order, Seller will contact Boeing’s Supply Chain Logistics organization or Boeing’s Procurement Representative.

GTA – *

7.1.7                   Reserved

7.2                      Barcode Marking and Shipping

For Orders from Boeing locations that have approved Seller to utilize barcode labeling for shipping and packaging, Seller shall mark and package such shipments in accordance with the applicable barcode requirements for that location.  Where approved and pursuant to applicable Specifications, Seller will utilize barcoding technology for part marking Products.

8.0                      QUALITY ASSURANCE, INSPECTION, REJECTION, & ACCEPTANCE

8.1                      Controlling Document

The controlling quality assurance document for Orders shall be as set forth in the SBP.

8.2                      Seller's Inspection

Seller shall inspect or otherwise verify that all Products or Services, including those components procured from or furnished by subcontractors or suppliers or Boeing, comply with the requirements of the Order prior to shipment to Boeing or Customer.  Seller shall be responsible for all tests and inspections of the Product during receiving, manufacture and Seller's final inspection. Seller agrees to furnish copies of test and/or control data upon request from Boeing’s Procurement Representative.

8.2.1                  Seller's Disclosure

Seller shall provide written notification to Boeing within * when a nonconformance is determined to exist, or is suspected to exist, on Product already delivered to Boeing under any Order and the following is known:

A.	Affected process or Product number and name;

B.	Description of the problem (i.e., what it is and what it should be);

C.	Quantity and dates delivered; and

D.	Suspect/affected serial number(s) or date codes, when applicable.

The Seller shall notify the Seller’s “ship-to” customer, Boeing’s Service Provider, the Boeing Procurement Representative and the Boeing Procurement Quality Assurance Field Representative for the Boeing location where the Product was delivered.

If the nonconforming condition has been previously identified by Boeing, using a Nonconformance Record or other equivalent means and requesting a corrective action response, the Seller shall notify the Boeing investigator identified on the corrective action request that additional Product is affected.

GTA – *

8.2.2                      Seller’s Acceptance

Seller shall provide with all shipments the following evidence of acceptance by its quality assurance department:  (a) certified physical and metallurgical or mechanical test reports where required by controlling Specifications, or (b) a signed, dated statement on the packing sheet certifying that its quality assurance department has inspected the Products or Services and they adhere to all applicable drawings and/or Specifications.

8.3                      Boeing's Inspection and Rejection

Boeing will accept the Products or Services or give Seller notice of rejection or revocation of acceptance (“rejection” herein), notwithstanding any payment, prior test or inspection, or passage of title.  No inspection, test delay or failure to inspect or test or failure to discover any defect or other nonconformance shall relieve Seller of any obligations under any Order or impair any right or remedy of Boeing.

If Seller delivers non-conforming Products or Services, Boeing may at its option and at Seller’s expense (i*; (ii) *; (iii) *; or, (iv) *.  These remedies *.

Seller shall not redeliver corrected or rejected goods without disclosing to Boeing’s Service Provider, the Boeing Procurement Representative and the Boeing Procurement Quality Assurance Field Representative (and, upon request by Boeing’s Quality Assurance Field Representative, the “ship-to” customer) the former rejection or requirement for correction.  Seller shall disclose any corrective action taken.  Repair, replacement and other correction and redelivery shall be completed within the original delivery schedule or such later time as Procurement Representatives of Boeing may reasonably direct.

*incurred as a result of or in connection with nonconformance and repair, replacement or other correction may be recovered from Seller by * or * to be applied against amounts that may be owed to Seller under this Agreement or otherwise.

Acceptance of any Product by Boeing following * pursuant to this Section 8.3 shall not alter or affect the obligations of Seller or the rights of Boeing under the Agreement.

GTA – *

8.4	Rights of Boeing’s Customers and Regulators to Perform Inspections, Surveillance, and Testing

Boeing's rights to perform inspections, surveillance and tests and to review procedures, practices, processes and related documents related to quality assurance, quality control, flight safety, and configuration control shall extend to the Customers of Boeing that are departments, agencies or instrumentalities of the United States Government and to the FAA and any successor agency or instrumentality of the United States Government.  Boeing may also, at Boeing's option, by prior written notice from Boeing’s Procurement Representative, extend such rights to other Customers of Boeing and to agencies or instrumentalities of other governments equivalent in purpose to the FAA.  Seller shall cooperate with any such United States Government or Boeing directed inspection, surveillance, test or review without additional charge to Boeing. Nothing in this Agreement shall be interpreted to limit United States Government access to Seller's facilities pursuant to law or regulation.

Where Seller is located in or subcontracts with a supplier or subcontractor located in a country which does not have a bilateral airworthiness agreement with the United States, Seller will obtain and maintain on file and require its affected supplier(s) or subcontractor(s) to obtain and maintain on file, subject to review by Boeing, or copies provided to Boeing upon request, a letter from the applicable government where the Product or subcontracted element is to be manufactured stating that Boeing and the FAA will be granted access to perform inspections, surveillance and tests and to review procedures, practices, processes and related documents related to quality assurance, quality control, flight safety, and configuration control.

8.5                      Retention of Records

For Orders supporting BCA, Seller shall maintain, on file at Seller’s facility, Quality records traceable to the conformance of product/part numbers delivered to Boeing. Seller shall make such records available to regulatory authorities and Boeing’s authorized representatives. Seller shall retain such records for a period of not less than * from the date of shipment under each applicable Order for all product/part numbers unless otherwise specified on the Order. Seller shall maintain all records related to the current first article inspection (FAI) for * past final delivery of the last Product covered by the FAI.

At the expiration of such period set forth above and prior to any disposal of records, Seller will notify Boeing of records to be disposed of and Boeing reserves the right to request delivery of such records. In the event Boeing chooses to exercise this right, Seller shall promptly deliver such records to Boeing * on media agreed to by both parties.

GTA – *

8.6                      Inspection

*, Products or Services or portions thereof, may be subject to inspection, surveillance and test at reasonable times and places, including Seller’s subcontractors’ or suppliers’ locations.  Boeing will perform inspections, surveillance and tests so as not to unduly interfere with Seller’s performance under an Order or the Agreement.  Seller shall maintain an inspection system acceptable to Boeing for the Products or Services purchased under any Order.  Access to Seller’s facilities shall be subject to the regulations of any governmental agency regarding admissibility and movement of personnel on the premises of Seller or any of its subcontractors or suppliers and the normal workplace rules and regulations with respect to safety, security and confidentiality.

If Boeing performs an inspection or test on the premises of Seller or its subcontractors or suppliers, Seller shall furnish and require its subcontractors or suppliers to furnish, *, reasonable facilities and assistance for the safe and convenient performance of these duties.

Seller's documentation accompanying the shipment containing inspected Products or Services, or portions thereof must reflect evidence of this inspection.

8.7                      Reserved

8.8                      Regulatory Approvals

For aircraft regulated by the FAA or non-U.S. equivalent agency, regulatory approval may be required for Seller to make direct sales (does not include “direct ship” sale through Boeing) of modification or replacement parts to owners/operators of type-certificated aircraft.  Regulatory approval, such as Parts Manufacturer Approval (PMA), is granted by the FAA or appropriate non-U.S. equivalent regulatory agency. Seller agrees not to engage in any such direct sales of Products or Services under this Agreement without regulatory approval.  Any breach of this provision will be deemed a material breach of this Agreement.  For Seller proprietary parts, Seller agrees to notify Boeing of application for PMA or other applicable regulatory approval and subsequent approval or denial of same.  Upon receipt of proof of PMA or other applicable regulatory approval, Boeing may list Seller in the illustrated parts catalog as seller of that part.

GTA – *

9.0                      EXAMINATION OF RECORDS

Seller shall maintain complete and accurate records showing the sales volume of all Products or Services.  Such records shall support all services performed, allowances claimed and costs incurred by Seller in the performance of each Order, including but not limited to those factors which comprise or affect direct labor hours, direct labor rates, material costs, burden rates and subcontracts.  Such records and other data (except for cost or similar information) shall be capable of verification through audit and analysis by Boeing and be available to Boeing at Seller's facility for Boeing's examination, reproduction, and audit at all reasonable times from the date of the applicable Order until * after final payment under such Order.  If Seller reasonably determines * directly to Boeing, Seller shall *.  Seller shall provide assistance to interpret such data if requested by Boeing.  Other than the limitation related to * set forth hereinabove, such examination shall provide Boeing with complete information regarding * for use in price negotiations with Seller relating to existing or future orders for Products or Services, including but not limited to negotiation of equitable adjustments for changes and termination/obsolescence claims pursuant to GTA Section 10.0 and GTA Section 12.0.  Boeing shall treat all information disclosed under this GTA Section as confidential, except as otherwise required by U.S. Government contracting regulation(s).

10.0                      CHANGES

10.1                      Changes Clause

Boeing’s Procurement Representative may, without notice to sureties, in writing direct changes within the general scope of this Agreement or an Order in any of the following: (i) technical requirements and descriptions, Specifications, statement of work, drawings or designs; (ii) shipment or packing methods; (iii) place of delivery, inspection or acceptance; (iv) reasonable adjustments in quantities or delivery schedules or both; (v) amount of Boeing-furnished property; and, if this Agreement includes services, (vi) description of services to be performed; (vii) time of performance (i.e., hours of the day, days of the week, etc.); and (viii) place of performance.  Seller shall comply immediately with such direction.

*.  Unless otherwise agreed in writing, Seller must assert any claim for adjustment to Boeing’s Procurement Representative in writing within * and deliver a fully supported proposal to Boeing’s Procurement Representative within * after Seller’s receipt of such direction.  Boeing shall modify the Order in writing accordingly.  Boeing may, at its sole discretion, consider any claim regardless of when asserted.  If Seller’s claim includes the cost of property made obsolete or excess by the change, Boeing may direct the disposition of the property.  Subject to the limitations set forth in GTA Section 9.0, Boeing may examine Seller’s pertinent books and records supporting Seller’s claim.  Subject to resolution through the provisions of GTA Section 33, *.

If Seller considers that Boeing’s conduct constitutes a change, Seller shall notify Boeing’s Procurement Representative immediately in writing as to the nature of such conduct and its effect upon Seller’s performance.  Pending direction from Boeing’s Procurement Representative, Seller shall take no action to implement any such change.

GTA – *

11.0                      GENERAL & INTERNATIONAL REQUIREMENTS

11.1                      Language

The Parties hereto have agreed that this Agreement be written in American English only.  Where Seller resides in Quebec, Canada, les parties aux presentes tes ont convenu de rediger ce contrat en Anglais seulement.  All contractual documents and all correspondence, invoices, notices and other documents shall be submitted in American English.  Any necessary conversations shall be held in English.  Boeing shall determine whether measurements will be in the English or Metric system or a combination of the two systems.  When furnishing documents to Boeing, Seller shall not convert measurements, which Boeing has stated in an English measurement system into the Metric system.

11.2                      Currency

Unless specified elsewhere herein, all prices shall be stated in and all payments shall be made in the currency of the United States of America (U.S. Dollars).  No adjustments to any prices shall be made for changes to or fluctuations in currency exchange rates.

11.3                      Import/Export

A.
In performing the obligations of this Agreement, both Parties will comply with all applicable export, import and sanctions laws, regulations, orders, and authorizations, as they may be amended from time to time, applicable to the export (including re-export) or import of goods, software, technology, or technical data (“Items”) or services, including without limitation the Export Administration Regulations (“EAR”), International Traffic in Arms Regulations (“ITAR”), and regulations and orders administered by the Treasury Department’s Office of Foreign Assets Control (collectively, “Export/Import Laws”).

B.
The Party conducting the export or import shall obtain all export or import authorizations which are required under the Export/Import Laws for said party to execute their obligations under this Agreement.  Each Party shall reasonably cooperate and exercise reasonable efforts at its own expense to support the other Party in obtaining any necessary licenses or authorizations required to perform its obligations under this Agreement. Reasonable cooperation shall include providing reasonably necessary documentation, including import, end-user and retransfer certificates.

C.
The Party providing Items or services under this Agreement shall, upon request, notify the other Party of the Items or services’ export classification (e.g. the Export Control Classification Numbers or U.S, Munitions List (USML) category and subcategory) as well as the export classification of any components or parts thereof if they are different from the export classification of the Item at issue.   The Parties acknowledge that this representation means that an official capable of binding the Party providing such Items or services knows or has otherwise determined the proper export classification.  Each Party agrees to reasonably cooperate with the other in providing, upon request of the other Party, documentation or other information that supports or confirms this representation.

GTA – *

12.0                      TERMINATION FOR CONVENIENCE

12.1                      Basis for Termination; Notice

Boeing may, from time to time terminate all or part of any Order issued hereunder, by written notice to Seller.  Any such written notice of termination shall specify the effective date and the extent of any such termination.

12.2                      Termination Instructions

On receipt of a written notice of termination of all or part of any Order under this Agreement, unless otherwise directed by Boeing, Seller shall:

A.	Immediately stop work as specified in the notice;

B.	Incur no further contractual obligations for materials, services or facilities, except as necessary to complete any continued portion of this Agreement or any Order issued hereunder.

C.	Immediately terminate its subcontracts and purchase orders relating to work terminated;

D.
Assign to Boeing, if directed by Boeing, all right, title, and interest of Seller under its subcontracts terminated, in which case Boeing shall have the right to settle or to pay any termination settlement proposal arising out of those terminations.

E.	Settle any termination claims made by its subcontractors or suppliers; provided, that Boeing shall have approved the amount of such termination claims in writing prior to such settlement;

F.	Preserve and protect all terminated inventory and Products in which Boeing has or may acquire an interest;

G.
At Boeing's request, transfer title (to the extent not previously transferred) and deliver to Boeing or Boeing's designee all supplies and materials, work-in-process, Tooling and manufacturing drawings and data produced or acquired by Seller for the performance of this Agreement and any Order, all in accordance with the terms of such request;

GTA – *

H.	Be compensated for such items to the extent provided in GTA Section 12.3 below;

I.
Take all reasonable steps required to return, or at Boeing's option and with prior written approval to destroy, all Boeing Proprietary Information and Items, as set forth in GTA Section 20.0, in the possession, custody or control of Seller or any of its subcontractors or suppliers;

J.	Take such other action as, in Boeing's reasonable opinion, may be necessary, and as Boeing shall direct in writing, to facilitate termination of the Order; and

K.	Complete performance of the work not terminated in which Boeing has or may acquire an interest.

GTA – *

12.3                      Seller's Claim

If Boeing terminates an Order in whole or in part under this Agreement, Seller shall have the right to submit a written termination claim to Boeing in accordance with the terms of this GTA Section 12.3.  Such termination claim shall be asserted to Boeing within * and all documentation supporting said claim must be asserted not later than * after Seller's receipt of the termination notice and shall be in the form prescribed by Boeing.  Such claim must contain sufficient detail describing the amount claimed, including detailed inventory schedules, a detailed breakdown of all costs claimed separated into categories (e.g., materials, purchased parts, finished components, labor, burden, general and administrative), and documentation supporting the claim reasonably requested by Boeing, including without limitation, invoices, proof of payment, etc., and an explanation underlying the basis for allocation of any other costs.  In no event shall claims for non-recurring engineering be considered or paid by Boeing to Seller.  With regard to the amount compensatable to Seller under a termination of all or part of an Order under this Agreement, Seller shall be entitled to compensation in accordance with and to the extent allowed under the terms of *.

Notwithstanding the other claim amounts that Seller may be entitled to include in a termination claim hereunder, Boeing and Seller agree that termination charges for work in process or completed Product shall be payable *with respect to each Product covered by the termination notice as of the committed ship date, in relation to the stage of manufacturing the affected Product is at upon the date of the termination notice.

*	*
*	*	*	*	*	*	*
*	*	*	*	*	*	*
*	*	*	*	*	*	*
*	*	*	*	*	*	*
*	*	*	*	*	*	*
*	*	*	*	*	*	*

Seller shall indemnify Boeing and hold Boeing harmless from and against (i) any and all claims, suits and proceedings against Boeing by any subcontractor or supplier of Seller in respect of any such termination and (ii) any and all costs, expenses, losses and damages incurred by Boeing in connection with any such claim, suit or proceeding.

12.4                      Failure to Submit a Claim

Notwithstanding any other provision of this GTA Section 12.0, if Seller fails to submit a termination claim within the time period set forth above, Seller shall be barred from submitting a claim and Boeing shall have no obligation for payment to Seller under this GTA Section 12.0 except for those Products or Services previously delivered and accepted by Boeing.

GTA – *

12.5                      Partial Termination

Any partial termination of an Order shall not alter or affect the terms and conditions of the Order or any Order with respect to Products or Services not terminated.

12.6                      Product Price

Termination of all or part of an Order under this GTA Section 12.0 shall not result in any change to Prices (as defined in the applicable SBP) for Products or Services not terminated.

12.7                      Exclusions or Deductions

The following items shall be excluded or deducted from any claim submitted by Seller:

*

12.8                      Partial Payment/Payment

Payment, if any, to be paid under this GTA Section 12.0 shall be made * after settlement between the Parties or as otherwise agreed to between the Parties.  Boeing may make partial payments and payments against costs incurred by Seller for the terminated portion of the Order.  If the total payments exceed the final amount determined to be due, Seller shall repay the excess to Boeing upon demand.

After receipt of supporting documentation of the claim by Boeing from Seller, Boeing shall have a * “Exploration Period” to request additional documentation from Seller.

The Parties shall reach agreement for determining undisputed payment amounts within * following the expiration of the Exploration Period.  Boeing may continue to request of Seller additional information to support Seller’s claim with respect to the amounts claimed by Seller to be due.  The Parties shall cooperate in good faith to make and respond to all information requests in timely fashion to ensure the matter can be resolved in the allotted time frame.  The last day of the * period shall be referred to as the “*”.

A.	Undisputed Amounts:

“Undisputed Amounts”, if any, owing to Seller under this GTA Section 12.0 shall be due and payable no later than * after the earlier to occur of (i) the * or (ii) the date the Parties have agreed on Undisputed Amounts.

B.	Disputed Amounts:

GTA – *

If after the * (or any earlier date on which Boeing pays the Undisputed Amounts), there remain disputed claim amounts, the Parties shall continue to negotiate the settlement of these claims in good faith, for a period not to exceed *.  Within * after the date(s) the Parties have agreed (the “Agreement Date”), in whole or in part, on the amounts that are owed by Boeing in respect of the disputed claim amounts (“Resolved Amount”) or were overpaid by Boeing in respect of the original claim amount, (“Overpayment Amount”), then either:  (a) Boeing shall pay Seller (i) the Resolved Amount, if any, and (ii) an uncompounded interest charge on the Resolved Amount computed over the period from the * until the Agreement Date using the *; or (b) Seller shall reimburse Boeing (i) the Overpayment Amount, if any, and (ii) an uncompounded interest charge on the Overpayment Amount computed over the period from the * until the Agreement Date using the *.

If after * there remains a disputed claim amount, both Seller and Boeing agree to elevate resolution of the dispute to management in their respective senior Finance organizations.

C.	Late Payments:

Amounts determined to be due, either as a Resolved Amount or Overpayment Amount, by the procedures outlined above by one Party to the other Party under this Article 12.8 that are not paid when due will also be subject to a late charge on the amount due computed over the period *.

D.      Interest Calculation:

Any interest charge that may be due under GTA Sections 12.8 B. above shall be calculated using the following formula:

Interest Charge = *

Where:
*
Any interest charge that may be due under GTA Sections 12.8 C. above shall be calculated using the following formula:

Interest Charge = *

Where:
*

GTA – *

12.9                      Seller's Accounting Practices

Boeing and Seller agree that Seller's "normal accounting practices" used in developing the price of the Product(s) shall also be used in determining the allocable costs at termination of all or part of an Order.  For purposes of this GTA Section 12.9, Seller's "normal accounting practices" refers to Seller's method of charging costs as either a direct charge, overhead expense, general administrative expense, etc.

12.10                      Records

Unless otherwise provided in this Agreement or by law, Seller shall maintain all financial records and documents relating to the terminated portion of the Order for * after final settlement of Seller's termination claim.

13.0                      CANCELLATION FOR DEFAULT

13.1                      Events of Default

The occurrence of any one or more of the following events shall constitute an "Event of Default".

A.
Any failure by Seller to deliver, when and as required by this Agreement or any Order, any Product or any failure to achieve a milestone in any agreed milestone recovery plan entered into by the Parties pursuant to GTA Section 13.2(A)(2), except as either such failure is excusable provided in GTA Section 14.0; or

B.	Any failure by Seller to provide an acceptable Assurance of Performance after the Parties have followed the procedures in GTA Section 17.0, or otherwise in accordance with applicable law; or,

C.	Any failure by Seller to perform or comply with any obligation set forth in GTA Section 20.0; or,

D.	Seller is or has participated in the sale, purchase or manufacture of airplane parts without the required approval of the FAA or appropriate non-U.S. equivalent regulatory agency; or

E.	Boeing revokes Seller’s Quality Assurance System approval, if applicable; or,

F.
Any failure by Seller to perform or comply with any obligation (other than as described in the foregoing GTA Sections (13.1.A, 13.1.B, 13.1.C, 13.1.D and 13.1.E) set forth in this Agreement and such failure shall continue unremedied for a period of * or more following receipt by Seller of notice from Boeing specifying such failure; or

GTA – *

G.
(1) the suspension, dissolution or winding-up of Seller's business, (2) Seller's insolvency, or its inability to pay debts, or its nonpayment of debts, as they become due, (3) the institution of reorganization, liquidation or other such proceedings by or against Seller or the appointment of a custodian, trustee, receiver or similar person for Seller's properties or business, (4) an assignment by Seller for the benefit of its creditors, or (5) any action of Seller for the purpose of effecting or facilitating any of the foregoing.

13.2                      Remedies

If any Event of Default shall occur:

A.	Cancellation

Boeing may, by giving written notice to Seller, immediately cancel all or portion of any Order, any SBP or the Agreement, in whole or in part subject to the limitation described below, and Boeing shall not be required after such notice to accept the tender by Seller of any Products or Services subject to the cancellation.

1.           Boeing’s right to cancel this Agreement or the SBP due to any Event of Default under 13.1 A shall be limited as follows:  Boeing may either (i) exercise its rights under Section 13.2(B) below * hereunder for the applicable Products; or (ii) exercise its rights under Section 13.2(C).  In either case, and notwithstanding Section 13.2(G) below, Boeing’s election under this GTA Section 13.2(A)(1) shall be the sole and exclusive remedy for such Event of Default unless the conditions in GTA Section 13.2(A)(2) below related to On-Time Delivery or Quality Performance have been met.

2.           If Seller for any consecutive *, either (i) has an On-Time Delivery rate less than * or (ii) has a Seller’s Quality Performance rating less than *, then, Boeing may pursue any and all of the remedies set forth in GTA Section 13.2, unless the Parties have agreed to a milestone recovery plan, in which case so long as Seller complies with the obligations in such recovery plan, Boeing’s remedies shall remain limited to those set forth in this GTA Section 13.1(A)(1).

B. Cover

Boeing may manufacture, produce or provide, or may engage any other entity to manufacture, produce or provide, any Products or Services in substitution for the Products or Services to be delivered or provided by Seller.  In addition to any other remedies or damages available to Boeing hereunder or at law or in equity, *.

C. Re-schedule

Re-schedule Seller’s performance of any or all of the Services or Additional Services or the delivery date for the Product(s).  For any shipment of a Product that is not On-Time and is delivered *.

GTA – *

D. Rework or Repair

Where allowed by the applicable regulatory authority, Boeing or its designee may rework or repair any Product in accordance with GTA Section 8.3, or as may otherwise be allowed under the Agreement;

E. Setoff

Boeing shall, at its option, have the right to *.

F.      Tooling and other Materials

As partial compensation for the additional costs which Boeing will incur as a result of the transfer of production capabilities from Seller to Boeing or Boeing's designee, Seller shall upon the request of Boeing, transfer and deliver to Boeing or Boeing's designee title to any or all (1) Tooling, (2) Boeing-furnished material, (3) raw materials, parts, work-in-process, incomplete or completed assemblies, and all other Products or parts thereof in the possession or under the effective control of Seller or any of its subcontractors or suppliers (4) Proprietary Information of Boeing and Materials of Boeing including without limitation planning data, drawings and other Proprietary Information and Materials (as defined in GTA Section 20.0) relating to the design, production, maintenance, repair and use of Tooling, in the possession or under the effective control of Seller or any of its subcontractors or suppliers, in each case free and clear of all liens, claims or other rights of any person.

Seller shall be entitled to receive from Boeing reasonable compensation for any item accepted by Boeing which has been transferred to Boeing pursuant to this GTA Section 13.2.E (except for any item the price of which has been paid to Seller prior to such transfer); provided, however, that such compensation shall not be paid directly to Seller, but shall be setoff against any damages payable by Seller to Boeing as a result of any Event of Default.
G.           Remedies Generally
No failure on the part of Boeing in exercising any right or remedy hereunder, or as provided by law or in equity, shall impair, prejudice or constitute a waiver of any such right or remedy, or shall be construed as a waiver of any Event of Default or as acquiescence therein.  No single or partial exercise of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy.  No acceptance of partial payment or performance of any of Seller's obligations hereunder shall constitute a waiver of any Event of Default or a waiver or release of payment or performance in full by Seller of any such obligation.  All rights and remedies of Boeing hereunder and at law and in equity shall be cumulative and not mutually exclusive and the exercise of one shall not be deemed a waiver of the right to exercise any other.  Nothing contained in this Agreement shall be construed to limit any right or remedy of Boeing now or hereafter existing at law or in equity.

GTA – *

14.0                      EXCUSABLE DELAY

If delivery of any Product is delayed by unforeseeable circumstances beyond the control and without the fault or negligence of Seller or of its suppliers or subcontractors (any such delay being hereinafter referred to as "Excusable Delay"), the delivery of such Product shall be extended for a period to be reasonably agreed by the parties but no longer than the period of such Excusable Delay.  Excusable Delays may include, but are not limited to, acts of God, war, terrorist acts, riots, acts of government, fires, floods, epidemics, quarantine restrictions, freight embargoes, strikes, labor disputes or unusually severe weather, but shall exclude Seller's noncompliance with any legal requirement as required by GTA Section 21.0 “Compliance with Laws”.  However, the above notwithstanding, Boeing expects Seller to take all action, including, without limitation, pay overtime, expand shifts, utilize outside converters, use other of Seller’s production plants in order to mitigate the impact of any Excusable Delay, both during and after such Excusable Delay in order to continue production and recover lost time and support a schedule reasonably agreed by the parties.  Therefore, it is understood and agreed that (1) delays of less than * duration shall not be considered to be Excusable Delays unless such delays shall occur within * preceding the scheduled delivery date of any Product and (2) *.  If delivery of any Product is delayed by any Excusable Delay for more than *, Boeing may, without any additional extension, by written notice to Seller, cancel all or part of any Order with respect to the delayed Products or Services, and exercise any of its remedies in accordance with GTA Section 13.2, *.

GTA – *

15.0                      SUSPENSION OF WORK

Boeing may at any time, by written order to Seller, require Seller to stop all or any part of the work called for by any Order for up to * days hereafter referred to as a "Stop Work Order" issued pursuant to this GTA Section 15.0.  If the circumstances that cause Boeing to provide Seller with a Stop Work Order would constitute an Excusable Delay under Section 14.0 hereof, the period of the Stop Work Order in that circumstance be increased from * to up to *.  On receipt of a Stop Work Order, Seller shall promptly comply with its terms and take all reasonable steps to minimize the occurrence of costs arising from the work covered by the Stop Work Order during the period of work stoppage.  Within the period covered by the Stop Work Order (including any extension thereof) Boeing shall either (i) cancel the Stop Work Order or (ii) terminate or cancel the work covered by the Stop Work Order in accordance with the provisions of this Agreement, including without limitation, GTA Section 12.0 or 13.0.  .  Unless Boeing has canceled the Stop Work Order within the permitted  thirty (30)  or * as the case may be following its issuance, Seller will be entitled to treat the portion of the given Order subject to the Stop Work Order as having been terminated in accordance with the provisions of Section 12 above.  Provided, however, that Boeing may elect to extend a Stop Work Order beyond the permitted * or up to *, as applicable, * for an additional period of * provided that Boeing pays Seller a monthly inventory carrying charge of * during the Stop Work Order Period. In the event the Stop Work Order is canceled by Boeing or the period of the Stop Work Order (including any extension thereof) expires, Seller shall promptly resume work in accordance with the terms of the Agreement. The applicable scheduled delivery date under such Order shall be deemed to have been extended by the number of days elapsing from the date of Seller’s receipt of the Stop Work Order until the date of its receipt of notice of cancellation of the Stop Work Order, plus * days to allow for the material to be worked back into the existing production schedule in an orderly fashion.

16.0	TERMINATION OR WRONGFUL CANCELLATION

Boeing shall not be liable for any loss or damage resulting from any termination of all or a portion of an Order under this Agreement, except as expressly provided in GTA Section 12.3 or any cancellation under GTA Section 13.0 except to the extent that such cancellation shall have been determined to have been wrongful, in which case such wrongful cancellation shall be deemed a termination of all or a portion of an Order pursuant to GTA Section 12.1 and therefore, Boeing’s liability shall be limited to the payment to Seller of the amount or amounts identified in GTA Section 12.3 and any payments due under the applicable SBP.

GTA – *

17.0                      ASSURANCE OF PERFORMANCE

Seller to Provide Assurance

If Boeing determines, at any time or from time to time, that it is not sufficiently assured of Seller's full, timely and continuing performance hereunder, or if for any other reason Boeing has reasonable grounds for insecurity, Boeing may request, by written notice to Seller setting forth in reasonable detail and providing objective criteria and data supporting its issues with Seller’s performance, written assurance (hereafter an "Assurance of Performance") with respect to any specific matters affecting Seller's performance hereunder, that Seller is able to perform all of its respective obligations under any Order when and as specified herein.  Each Assurance of Performance shall be delivered by Seller to Boeing as promptly as possible, but in any event no later than * following Boeing's request therefore and each Assurance of Performance shall be accompanied by any information, reports or other materials, prepared by Seller, as Boeing may reasonably request.  Except as to payment for accepted goods, Boeing may suspend all or any part of Boeing's performance hereunder until Boeing receives an Assurance of Performance from Seller satisfactory in form and substance to Boeing.

Meetings and Information

Prior to providing an Assurance of Performance under Section 17.0(A), either party either Party may request one or more meetings with senior management (at least, Director or Vice President of Boeing and at least President of Seller) for the purpose of discussing any request for Assurance of Performance or any Assurance of Performance.  Such meeting will take place within ten days of such request at a location reasonably selected by Boeing.  Seller shall make such persons available to meet with representatives of Boeing, and Seller shall make available to Boeing any additional information, reports or other materials in connection therewith as Boeing may reasonably request.

18.0                      RESPONSIBILITY FOR PROPERTY

GTA – *

Seller shall clearly mark, maintain an inventory of, and keep segregated or identifiable all of Boeing’s and Customer’s supplied property and all property to which Boeing has acquired an interest.  Seller assumes all risk of loss, deterioration, destruction or damage of such property and lost paperwork, e.g. 8130, etc. while in Seller’s or its subcontractors’ or suppliers’ possession, custody or control. Deterioration does not include items deteriorated due to the lapse of shelf-life or other inherent deterioration.   Upon request, Seller shall provide Boeing with adequate proof of insurance against such risk of loss.  Seller shall not use such property other than in performance of an Order without prior written consent from Boeing.  Seller shall promptly notify Boeing’s Procurement Representative if Boeing’s property is lost, damaged or destroyed.  As directed by Boeing, upon completion, termination or cancellation of the Agreement or all or a portion of any Order, Seller shall deliver such property, to the extent not incorporated in delivered end products, to Boeing in good condition subject to ordinary wear and tear and normal manufacturing losses.  Nothing in this GTA Section 18.0 limits Seller’s use, in its direct contracts with the government, of property in which the government has an interest.

19.0                      LIMITATION OF SELLER'S RIGHT TO ENCUMBER ASSETS

*, Seller warrants to Boeing that it has good title to all inventory, work-in-process, tooling and materials to be supplied by Seller in the performance of its obligations under any Order.  Pursuant to the provisions of such Order, Seller will transfer to Boeing good and marketable title to such inventory, work-in-process, tooling and materials whether transferred separately or as part of any Product delivered under the Order, free of any liens, charges, encumbrances or rights of others.

20.0                      PROPRIETARY INFORMATION AND ITEMS

A.           Boeing and Seller shall each keep confidential and protect from disclosure all (a) confidential, proprietary, and/or trade secret information; (b) tangible items containing, conveying, or embodying such information; and (c) tooling obtained from and/or belonging to the other in connection with this Agreement or any Order (collectively referred to as "Proprietary Information and Materials").

GTA – *

B.           Boeing and Seller shall each use Proprietary Information and Materials of the other only in the performance of and for the purpose of this Agreement and/or any Order.  Provided, however, that despite any other obligations or restrictions imposed by this GTA Section 20.0, Boeing shall have the right to use, disclose and copy Seller's Proprietary Information and Materials for the purposes of testing, certification, use, sale, or support of any item delivered under this Agreement, an Order, or any airplane including such an item; and any such disclosure by Boeing shall, whenever appropriate, include a restrictive legend suitable to the particular circumstances; provided that all such use, disclosure, copying and the like shall be done in such a manner as to, and made only to such persons who have also agreed to, maintain Seller’s Proprietary Information and Materials as confidential and protect the same from disclosure in accordance with the terms of this Agreement.  The restrictions on disclosure or use of Proprietary Information and Materials by a receiving Party shall apply to all materials derived by a Party or others from the disclosing Party’s Proprietary Information and Materials.

C.           Upon the disclosing Party's request at any time, and in any event upon the completion, termination or cancellation of this Agreement, the receiving Party shall return all of the disclosing Party's Proprietary Information and Materials, and all materials derived from the disclosing Party's Proprietary Information and Materials to the disclosing Party unless specifically directed otherwise in writing by disclosing Party.

D.           Seller shall not, without the prior written authorization of Boeing, sell or otherwise dispose of (as scrap or otherwise) any parts or other materials containing, conveying, embodying, or made in accordance with or by reference to any Proprietary Information and Materials of Boeing.  Prior to disposing of such parts or materials as scrap, Seller shall render them unusable.  Boeing shall have the right to audit Seller's compliance with this GTA Section 20.0. Seller may disclose Proprietary Information and Materials of Boeing to its subcontractors or suppliers or Seller’s “ship-to” customer as required for the performance of an Order, provided that each such subcontractor first assumes, by written agreement, the same obligations imposed upon Seller under this GTA Section 20.0 relating to Proprietary Information and Materials; and Seller shall be liable to Boeing for any breach of such obligation by such subcontractor or supplier.

E.           Notwithstanding anything in this Section 20 to the contrary, either Party may make disclosure of the Agreement to (a) any of its accountants, auditors or lawyers having a need to know such information provided such person agrees not to disclose the information to any other person or outside of such firm, except as disclosure is required by applicable law, regulation or court order and (b) any of its bankers or credit rating agencies having a need to know such information, provided persons at such companies agree in writing not to disclose the information to any other person or outside of such company, except as disclosure is required by applicable law, regulation or court order.  The foregoing shall not apply to matters already public other than by reason of a breach of this Section 20.

GTA – *

Seller may also file such reports (including, without limitation, Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K) regarding or containing information about the Agreement or any provisions thereof that Seller shall deem necessary or prudent under applicable laws and regulations after giving good faith consideration to the protection of Boeing proprietary information.  Seller may also file a copy of the Agreement as an exhibit to any such report filed by Seller, provided that Seller shall, in good faith, give due consideration to redacting Boeing proprietary information from these documents.  Seller shall also provide Boeing with a written copy of these documents as redacted prior to their filing, with sufficient time for Boeing to submit additional, suggested redactions.  Seller shall give good faith consideration to inclusion of such Boeing suggested redactions before filing the documents.  Seller may discuss matters pertaining to the Agreement in investor calls to the extent such matters are specifically reported in either Seller's press release or any other report publicly made by Seller.  The Parties specifically intend that the filing of such reports by Seller shall not be deemed a breach of this Section 20.0 or of Seller’s obligations under the Agreement, provided that the provisions of this Section 20.0 (E) are met.

F.           If the receiving Party or any of its representatives becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Proprietary Information and Materials of the disclosing Party, the receiving Party will advise and consult with the disclosing Party prior to any such disclosure, so that the disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the Agreement.  If such protective order or other remedy is not obtained, or compliance with the Agreement is waived as above, the receiving Party will disclose only that portion of the Proprietary Information and Materials which the receiving Party is advised by counsel is legally required and the receiving Party will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such of the Proprietary Information and Materials as is disclosed.  Any disclosure made in accordance with the provisions of this Section 20.0 shall not be regarded as a breach of the obligations of the receiving Party pursuant to the Agreement.

G.           Nothing in this Section 20.0 shall be construed as granting or conveying to the receiving Party any right or license to use Proprietary Information and Materials of the disclosing Party (except for the purposes contemplated in the Agreement) or to practice any inventions described and claimed in any pending patent applications or issued patents which are owned or controlled by the disclosing Party relating to such Proprietary Information and Materials.

H.           Each of the Parties hereto acknowledges and agrees that the other Party could be damaged irreparably in the event any of the provisions of this Section 20.0 are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 20.0 and to enforce specifically the terms of this Section 20.0.

GTA – *

21.0                      COMPLIANCE

21.1                      Compliance with Laws

Seller shall be responsible for complying with all legal requirements, including, but not limited to the provisions of any statute, ordinance, rule, regulation, judgment, decree, order,  permit, approval, license or registration applicable to its performance under this Agreement. Seller shall notify Boeing of any aspect of Seller’s performance that is prohibited under any legal requirements, at the earliest opportunity, but in all events sufficiently in advance of Seller’s performance of such obligation, so as to identify and implement alternative methods of performance.  Seller shall notify Boeing in writing at the earliest possible opportunity of any aspect of its performance, which becomes subject to any additional legal requirement after the date of execution of this Agreement or which Seller reasonably believes will become subject to additional regulation during the term of this Agreement.  Seller agrees to indemnify and to hold harmless Boeing from any failure by Seller to comply with any legal requirement.

GTA – *

21.2                      Government Requirements

If any of the work to be performed under this Agreement is performed in the United States, Seller shall, via invoice or other form satisfactory to Boeing, certify that the Products or Services covered by the Order were produced in compliance with Sections 6, 7, and 12 of the Fair Labor Standards Act (29 U.S.C. 201-291), as amended, and the regulations and orders of the U.S. Department of Labor issued there under.  In addition, the following FARs are incorporated herein by this reference except "Contractor" shall mean "Seller": Other Government clauses, if any, are incorporated herein either by attachment to this document or by some other means of reference.

FAR 52.222-26                                "Equal Opportunity"
FAR 52.222-35	"Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era”
FAR 52.222-36                                "Affirmative Action for Workers with Disabilities”
FAR 52.247-64	“Preference for Privately Owned U.S.-Flagged Commercial Vessels”
FAR 52.222-39	“Notification of Employee Rights Concerning Payment of Union Dues or Fees”

21.3                      Ethics and Code of Conduct

Boeing is committed to conducting its business fairly, impartially, and in an ethical and proper manner.  Boeing expectation is that Seller will also conduct its business fairly, impartially and in an ethical and proper manner. Boeing further expects that Seller will have (or will develop) and adhere to a code of ethical standards.  If Seller has cause to believe that Boeing or any employee or agent of Boeing has behaved improperly or unethically under this Agreement, Seller shall report such conduct to The Boeing Company Ethics hotline.  Copies of The Boeing Company Code of Conduct and contacts for such reports are available on www.boeing.com under "Ethics and Business Conduct."  Although Boeing will not use the failure to report improper or unethical behavior as a basis for claiming breach of contract by Seller under this Agreement, Seller is encouraged to exert reasonable efforts to report such behavior when warranted.

GTA – *

21.4                      Code of Basic Working Conditions and Human Rights

Boeing is committed to providing a safe and secure working environment and the protection and advancement of basic human rights in its worldwide operations. In furtherance of this commitment, Boeing has adopted a Code of Basic Working Conditions and Human Rights setting out in detail the measures it takes to ensure this commitment is fulfilled. The Boeing Code may be downloaded at http://www.boeing.com/employment/culture/code.html. Boeing strongly encourages Seller to adopt and enforce concepts similar to those embodied in the Boeing Code, including conducting Seller’s operations in a manner that is fully compliant with all applicable laws and regulations pertaining to fair wages and treatment, freedom of association, personal privacy, collective bargaining, workplace safety and environmental protection. Seller will promptly cooperate with and assist Boeing in implementation of and adherence to the Boeing Code.

Any material breach of this Section 21.4 by Seller may be considered an Event of Default under this Agreement for which Boeing may elect to cancel any open Orders between Boeing and the Seller, for cause, in accordance with the provisions of this Agreement, or exercise any other right of Boeing for an Event of Default under this Agreement.

22.0                      INTEGRITY IN PROCUREMENT

Seller warrants that neither it nor any of its employees, agents or representatives have offered or given, or will offer or give any gratuities to Boeing’s employees, agents or representatives for the purpose of securing any Order or securing favorable treatment under any Order.

23.0                      UTILIZATION OF SMALL BUSINESS CONCERNS

Seller agrees to actively seek out and provide the maximum practicable opportunities for small businesses, small disadvantaged businesses, women-owned small businesses, minority business enterprises, historically black colleges and universities and minority institutions, historically underutilized business zone small business concerns and U.S. veteran and service-disabled veteran owned small business concerns to participate in the subcontracts Seller awards to the fullest extent consistent with the efficient performance of this Agreement.

GTA – *

24.0	BOEING'S RIGHTS IN SELLER'S PATENTS, COPYRIGHTS, TRADE SECRETS, AND TOOLING

Seller hereby grants to Boeing *, but Boeing hereby covenants not to * and if one or more of the following situations occur:

A.	Seller discontinues or suspends business operations or the production of any or all of the *;

B.	Seller is acquired by or transfers any or all of its rights to manufacture any Product to any third party, whether or not related, without Boeing’s prior written concurrence;

C.	Boeing cancels this Agreement or any Order for cause pursuant to GTA Section 13.0 herein;

D.
In Boeing's judgment it becomes necessary, in order for Seller to comply with the terms of this Agreement or any Order, for Boeing to provide support to Seller (in the form of design, manufacturing, or on-site personnel assistance) substantially in excess of that which Boeing normally provides to its suppliers;

E.
Seller's trustee in bankruptcy (or Seller as debtor in possession) fails to assume this Agreement and all Orders by formal entry of an order in the bankruptcy court within * after entry of an order for relief in a bankruptcy case of the Seller, or Boeing elects to retain its rights to * under the bankruptcy laws;

F.
Seller is at any time insolvent (whether measured under a balance sheet test or by the failure to pay debts as they come due) or the subject of any insolvency, receivership or assignment for the benefit of creditors proceeding under state or non-bankruptcy law; or

G.	Seller voluntarily becomes a debtor in any case under bankruptcy law or, in the event an involuntary bankruptcy petition is filed against Seller, such petition is not dismissed within *.

As a part of the * granted under this GTA Section 24.0, Seller shall, at the written request of Boeing and at no additional cost to Boeing, promptly deliver to Boeing any and all * considered by Boeing to be necessary to satisfy Boeing's requirements for * and their substitutes.

GTA – *

25.0                      TERMINATION OF AIRPLANE PROGRAM

25.1                      Program Termination

The parties acknowledge and agree that Boeing may, in its sole discretion, terminate all or part of this Agreement, including any Order issued hereunder, by written notice to Seller, if Boeing decides not to initiate or continue production of the program which the Product supports, by reason of Boeing’s determination that there is insufficient business basis for proceeding with such program.  In the event of such a termination, Boeing shall have no liability to Seller except as expressly provided in GTA Section 25.2 below.

25.2                      Termination Liability

In the event of a termination of the program as described in 25.1 above, Boeing shall have no liability whatsoever to Seller, except to the extent of (i) any guaranteed minimum purchase, if any, as set forth in SBP Section 10.0, and (ii) any Orders issued prior to the date of the written notice to Seller identified in 25.1 above.  Termination of such Orders shall be governed by GTA Section 12.0 herein.

26.0                      PUBLICITY

Without Boeing’s prior written approval, Seller shall not, and shall require that its subcontractors or suppliers shall not, release any publicity, advertisement, news release or denial or confirmation of the same, regarding any Order or Products or Services, or the program to which they may pertain.  Seller shall be liable to Boeing for any breach of such obligation by any subcontractor or supplier.

GTA – *

27.0                      PROPERTY INSURANCE

27.1                      Insurance

Seller shall obtain and maintain continuously in effect a property insurance policy covering loss or destruction of or damage to all property in which Boeing does or could have an insurable interest pursuant to this Agreement, including but not limited to Tooling, Boeing-furnished property, raw materials, parts, work-in-process, incomplete or completed assemblies and all other Products or Services or parts thereof, and all drawings, Specifications, data and other materials relating to any of the foregoing in each case to the extent in the possession or under the effective care, custody or control of Seller or any agent, employee, affiliate, subcontractor or supplier of Seller, in the amount of full replacement value thereof providing protection against all perils normally covered in an "all risk" property insurance policy (including without limitation fire, windstorm, explosion, riot, civil commotion, aircraft, earthquake, flood or other acts of God).  Any such policy shall be with insurers reasonably acceptable to Boeing and shall (a) provide for payment of loss thereunder to Boeing, as loss payee, as its interests may appear and (b) contain a waiver of any rights of subrogation against Boeing, its subsidiaries, and their respective directors, officers, employees and agents.

27.2                      Certificate of Insurance

Upon written request from Boeing, Seller shall provide to Boeing's Procurement Representative certificates of insurance reflecting full compliance with the requirements set forth in GTA Section 27.1.  Such certificates shall be kept current and in compliance throughout the period of this Agreement and shall provide for * advanced written notice to Boeing's Procurement Representative in the event of cancellation, non-renewal or material change adversely affecting the interests of Boeing.

27.3                      Notice of Damage or Loss

Seller shall give prompt written notice to Boeing's Procurement Representative of the occurrence of any damage or loss to any property required to be insured herein.  If any such property shall be damaged or destroyed, in whole or in part, by an insured peril or otherwise, and if no Event of Default shall have occurred and be continuing, then Seller may, upon written notice to Boeing, settle, adjust, or compromise any and all such loss or damage not in excess of * in any one occurrence and * in the aggregate.  Seller may settle, adjust or compromise any other claim by Seller only after Boeing has given written approval, which approval shall not be unreasonably withheld.

GTA – *

28.0                      RESPONSIBILITY FOR PERFORMANCE

Seller shall be responsible for performance of its obligations under this Agreement.  Seller shall bear all risks of providing adequate facilities and equipment to perform each Order in accordance with the terms thereof. If any use of any facilities or equipment contemplated by Seller for use in performing Orders will not be available for any reason, Seller shall be responsible for arranging for similar facilities and equipment at no cost to Boeing, and any failure to do so shall not relieve Seller from its obligations.

Seller shall notify and Boeing prior to moving work to be performed under this Agreement between Seller’s various facilities, and Seller shall be responsible for all additional costs or charges (including, without limitation, additional shipping costs, duties, taxes and the like) that result from Seller’s election to supply any Products from from such of Seller’s facilities as have not been among the traditional supply facilities for such Products.

28.1                      Subcontracting

Seller shall maintain complete and accurate records regarding all subcontracted items and/or processes.  Seller’s use of subcontractors or suppliers shall comply with Seller’s quality assurance system approval for said subcontractors or suppliers.  Unless Boeing’s prior written authorization or approval is obtained, Seller may not purchase completed or substantially completed Products or Services.  For purposes of this GTA Section and this GTA Section only, completed or substantially completed Products or Services shall not include components of assemblies or subassemblies.  No subcontracting by Seller shall relieve Seller of its obligation under the applicable Order. Utilization of a Boeing-approved source does not constitute a waiver of Seller's responsibility to meet all specification requirements.

Seller shall include as part of its subcontracts those elements of the Agreement that protect Boeing's rights including but not limited to right of entry provisions, proprietary information and rights provisions and quality control provisions.  In addition, Seller shall provide to its subcontractor's sufficient information to document clearly that the work being performed by Seller's subcontractor is to facilitate performance under this Agreement or any Order.  Sufficient information may include but is not limited to Order number, GTA number or the name of Boeing's Procurement Representative.

28.2                      Reliance

Seller will not deny any responsibility or obligation hereunder to Boeing on the grounds that Boeing provided recommendations or assistance in any phase of the work involved in producing or supporting the Products or Services, including but not limited to Boeing's acceptance of Specifications, test data or the Products or Services.

GTA – *

28.3                      Assignment

Except as provided in GTA Section 28.1, Seller shall not assign any of its rights or interest in this Agreement or any Order, or subcontract all or substantially all of its performance of this Agreement or any Order, without Boeing’s prior written consent.  Seller shall not delegate any of its duties or obligations under this Agreement. Seller may assign its right to monies due or to become due. No assignment, delegation or subcontracting by Seller, with or without Boeing’s consent, shall relieve Seller of any of its obligations under this Agreement or prejudice any rights of Boeing against Seller whether arising before or after the date of any assignment.  This article does not limit Seller’s ability to purchase standard commercial supplies or raw materials.

The prohibition set forth in this GTA Section 28.3 includes, without limitation (and the following shall be deemed to be "assignments"):  *.

29.0                      NON-WAIVER/PARTIAL INVALIDITY

Any failures, delays or forbearances of Boeing in insisting upon or enforcing any provisions of any Order, or in exercising any rights or remedies under this Agreement, shall not be construed as a waiver or relinquishment of any such provisions, rights or remedies; rather, the same shall remain in full force and effect.  If any provision of any Order is or becomes void or unenforceable by law, the remainder shall be valid and enforceable.

30.0                      HEADINGS

 Section headings used in this Agreement are for convenient reference only and do not affect the interpretation of the Agreement.

31.0                      LICENSING

Seller agrees that the use of Boeing Proprietary Information and Materials as defined in GTA Section 20.0 beyond that authorized by this Agreement shall be subject to a license agreement or other written instrument as determined by the Boeing Commercial Airplane Intellectual Property Management organization (BCA IPM) of Boeing.

GTA – *

32.0                      RESERVED

33.0                      DISPUTES

Boeing and Seller shall use their best reasonable efforts to resolve any and all disputes, controversies, claims or differences between Boeing and Seller, arising out of or relating in any way to the Agreement or a Party’s performance thereunder, including, but not limited to, any questions regarding the existence, validity or termination hereof ("Disputes"), through negotiation.  If a Dispute cannot be resolved by the functional representatives of Boeing and Seller, it shall be referred up through management channels of the Parties or their respective designees, for further negotiation.

Any dispute that arises under or is related to this Agreement that cannot be settled by mutual agreement of the parties shall be resolved only as provided in SBP Section 5.  Pending final resolution of any dispute, Seller shall proceed with performance of this Agreement according to Boeing’s instructions so long as Boeing continues to pay amounts not in dispute.

34.0                      RESERVED

35.0                      TAXES

35.1                      Inclusion of Taxes in Price

Unless this Agreement, specifies otherwise, *.  Prices shall not include any taxes, impositions, charges or exactions for which Boeing has furnished a valid exemption certificate or other evidence of exemption.  With regard to value added taxes (VAT) imposed on or measured by this Agreement, Seller and Boeing also agree to work together to administer VAT so that it can be reclaimed if legally possible; provided that Boeing shall assign Orders to “ship-to” customers.  If VAT cannot be reclaimed via reasonable business means, Boeing will be responsible for that instance of VAT only if the VAT charge is directly related to the unilateral selection of title transfer and delivery location by Boeing.  *  Prices shall not include any taxes, impositions, charges or exactions for which Boeing has furnished a valid exemption certificate or other evidence of exemption.
GTA – *

35.2                      Litigation

In the event that any taxing authority has claimed or does claim payment for sales taxes, Seller shall promptly notify Boeing, and Seller shall take such action as Boeing may direct to pay or protest such taxes or to defend against such claim.  The actual and direct expenses, without the addition of profit and overhead, of such defense and the amount of such taxes as ultimately determined as due and payable shall be paid directly by Boeing or reimbursed to Seller.  If Seller or Boeing is successful in defending such claim, the amount of such taxes recovered by Seller, which had previously been paid by Seller and reimbursed by Boeing or paid directly by Boeing, shall be immediately refunded to Boeing.

35.3                      Rebates

If any taxes paid by Boeing are subject to rebate or reimbursement, Seller shall take the necessary actions to secure such rebates or reimbursement and shall promptly refund to Boeing any amount recovered

36.0                      INDUSTRIAL PARTICIPATION

To the exclusion of all others, Boeing or its assignee shall be entitled to all industrial benefits or offset credits which might result from this Agreement or Order.  Seller shall provide documentation or information, which Boeing or its assignee may reasonably request to substantiate claims for industrial benefits or offset credits.  Seller agrees to use reasonable efforts to identify the foreign content of goods, which Seller either produces itself or procures from other companies for work directly related to this Agreement.  Promptly after selection of a non-U.S. subcontractor or supplier for work under this Agreement, Seller shall notify Boeing of the name, address, subcontract point of contact (including telephone number) and dollar value of the subcontract.

EXECUTED in duplicate as of the date and year first set forth above by the duly authorized representatives of the Parties.

BOEING                                                                                                                                                    SELLER

THE BOEING COMPANY                                                                                                                     TITANIUM METALS CORPORATION

Signature: /s/ Jeffry L. Melville	Signature: /s/James M. Buch
Printed Name: Jeffrey L. Melville	Printed Name: James Buch
Title: Procurement Agent	Title: Vice President – Commercial
Date: 11/09/09	Date: November 12, 2009

GTA – *

GTA – *